Exhibit 99.1

PINNACLE ENTERTAINMENT REPORTS STRONG THIRD QUARTER RESULTS

INCLUDING CONSOLIDATED ADJUSTED EBITDA OF $74.1 MILLION AND INCOME

FROM CONTINUING OPERATIONS OF $6.8 MILLION

LAS VEGAS, NV, October 24, 2012 – Pinnacle Entertainment, Inc. (NYSE: PNK) today reported financial results for the third quarter ended September 30, 2012.

2012 Third Quarter Financial Highlights:

•	Revenues increased $8.3 million or 2.8% year over year to $304.2 million.

•

Consolidated Adjusted EBITDA(1) increased $5.5 million or 8.0% year over year to $74.1 million, driven by record L’Auberge Lake Charles results, strong St. Louis performance and the opening of L’Auberge Baton Rouge.

•

Management estimates the impact from Hurricane Isaac negatively affected Adjusted EBITDA(2) of the Company’s Louisiana operating properties by $1.6 million in the 2012 third quarter. In addition, 2012 third quarter Consolidated Adjusted EBITDA included $0.7 million of severance and relocation charges. Adjusting for these factors, Consolidated Adjusted EBITDA for the 2012 third quarter would have been $76.4 million.

•

Income from continuing operations decreased to $6.8 million versus $11.8 million in the prior year period, principally as a result of increased pre-opening expenses related to the opening of L’Auberge Baton Rouge.

•

Adjusted income per share(1), which normalizes for the effect of pre-opening expenses and other non-recurring items, increased $0.05 or 20% year over year to $0.30; GAAP net (loss) per share was $(0.01) in the 2012 third quarter and in the prior year period.

Additional Highlights:

•

Through October 23, 2012, the Company has repurchased 3.5 million shares of its common stock for $40 million under its $100 million share repurchase program, representing a 5.5% reduction in its diluted share count from the inception of the program in July 2012.

•	L’Auberge Baton Rouge opened on September 1, 2012 and contributed revenue of $13.1 million and Adjusted EBITDA of $1.5 million to 2012 third quarter operating results.

•

The Company is progressing toward an agreement to dispose of its land holdings in Atlantic City and expects to enter into a definitive agreement by year end. Separately, the Company expects to receive approximately $2.6 million from the New Jersey Casino Reinvestment Development Authority for the redemption of bond credits. In the 2012 third quarter, the Company recorded a non-cash impairment charge of $6.9 million related to its Atlantic City assets, which is included in Discontinued Operations.

•	On September 5, 2012, the Company was refunded its $25 million completion guarantee deposit by the Louisiana Gaming Control Board upon the L’Auberge Baton Rouge opening.

•

In August 2012, the Company entered into a Subscription Agreement and Amended and Restated Shareholders Agreement related to its investment in ACDL. The agreement provides that the Company invests $15.6 million in convertible preferred stock of ACDL or its pro-rata 26% share of a previously disclosed total capital raise by ACDL of $60 million.

•	On July 2, 2012 the Company closed the acquisition of Heartland Poker Tour.

In the 2012 third quarter, revenues increased 2.8% or $8.3 million year over year to $304.2 million. Consolidated Adjusted EBITDA increased $5.5 million or 8.0% year over year to $74.1 million versus $68.7 million in the prior year period. Consolidated Adjusted EBITDA margin(1) increased 116 basis points year over year to 24.4%.

Operating income decreased $4.4 million or 11.9% year over year to $33.0 million in the 2012 third quarter. Income from continuing operations was $6.8 million in the 2012 third quarter versus $11.8 million in the prior year period. The year over year decrease in both Operating income and Income from continuing operations was driven principally by increased depreciation and amortization and pre-opening expenses associated with the opening of L’Auberge Baton Rouge.

Adjusted income per share, which normalizes for the effect of pre-opening expenses, discontinued operations and other non-recurring items, increased $0.05 or 20% year over year to $0.30 in the 2012 third quarter. GAAP net loss per share was $(0.01) in the 2012 third quarter and in the prior year period.

Summary of Third Quarter Financial Results

($ in thousands, except per share data)	Three Months Ended September 30,
	2012	2011
Net revenues	$304,184	$295,853
Consolidated Adjusted EBITDA (1)	$74,116	$68,656
Consolidated Adjusted EBITDA margin (1)	24.4%	23.2%
Income from continuing operations	$6,757	$11,779
Income from continuing operations margin	2.2%	4.0%
Operating income (2)	$33,046	$37,492
GAAP net (loss) (3)	$(358)	$(790)
GAAP net (loss) per share (3)	$(0.01)	$(0.01)
Adjusted income per share (1)	$0.30	$0.25

(1)	For a further description of Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDA margin, and Adjusted Income per share please see the section entitled “Non-GAAP Financial Measures” and the reconciliations below.
(2)	Operating income in 3Q 2012 includes $11.5 million in pre-opening and development costs versus $2.5 million in the prior year period. Operating income in 3Q 2012 includes a $0.1 million net impact related to write-downs, reserves and recoveries versus $1.3 million in the prior year period.
(3)	GAAP net (loss) and (loss) per share in 3Q 2012 include a loss of $7.1 million, or $0.11 per share, net of taxes, from discontinued operations. GAAP net (loss) and net (loss) per share in 3Q 2011 include a loss of $12.6 million, or $0.20 per share, net of taxes, from discontinued operations.

Anthony Sanfilippo, President and Chief Executive Officer of Pinnacle Entertainment, commented, “Our third quarter is highlighted by the opening of L’Auberge Baton Rouge, a terrific addition to the Pinnacle Entertainment portfolio of properties. Our Company delivered very strong financial performance in the third quarter and achieved several operational milestones. L’Auberge Lake Charles produced all-time records in gaming revenue, non-gaming revenue, Adjusted EBITDA and Adjusted EBITDA margin during the third quarter. Impressively, this performance was achieved despite the impact that Hurricane Isaac had on L’Auberge Lake Charles and our other Louisiana properties. Furthermore, St. Louis produced the strongest year over year improvement in Adjusted EBITDA in the Company’s portfolio and achieved record Adjusted EBITDA margins in the third quarter.

“While Hurricane Isaac caused us to briefly delay our scheduled opening, we proudly unveiled L’Auberge Baton Rouge to a robust crowd of guests on September 1. We are very pleased with the reception of the property from our guests that have visited L’Auberge Baton Rouge. In particular, the feedback we have received on its quality, and most importantly, the high level of service they are receiving from our Baton Rouge team members, has been very positive. We greatly appreciate the commitment of our team members in providing a top quality guest experience to our guests in Baton Rouge.

“So far, we are very pleased with the performance of L’Auberge Baton Rouge. The property is well on its way to establishing itself as a high quality regional gaming and entertainment destination. Since opening, the property has achieved over 48,000 mychoice player loyalty card sign-ups, over 267,000 casino admissions, and very strong non-gaming revenue performance.

“With these initial encouraging results, we will continue our efforts of methodically focusing on building profitable revenue through the use of this unique regional property’s entertainment destination amenities, along with the charm and excitement of the greater Baton Rouge region.”

Third Quarter Operational Overview

L’Auberge Lake Charles 2012 third quarter revenues increased $1.4 million or 1.4% year over year to $99.5 million, while Adjusted EBITDA increased $1.9 million or 6.3% year over year to a record $31.5 million. Adjusted EBITDA margin at the property expanded 146 basis points year over year to a record 31.7%. 2012 third quarter performance was driven by record gaming and cash non-gaming revenues, as well as more efficient marketing, and occurred despite disruption to business volumes from Hurricane Isaac.

In the St. Louis segment, revenue for the 2012 third quarter was unchanged year over year at $98.5 million. Adjusted EBITDA rose 14.3% or $3.2 million year over year to $25.5 million. Adjusted EBITDA margin(2) in St. Louis increased 322 basis points year over year to 25.9% in the 2012 third quarter. 2012 third quarter performance was driven by more efficient marketing and general operating expense discipline.

Mr. Sanfilippo commented, “Pinnacle’s properties in St. Louis continue to make great progress in improving its operating outcomes. Our best in class properties and talented team members are achieving remarkable results in St. Louis.”

Belterra’s third quarter 2012 revenues declined $0.5 million or 1.2% to $41.6 million, while Adjusted EBITDA increased $1.2 million or 13.9% year over year to $9.9 million. Adjusted EBITDA margin increased 316 basis points year over year to 23.8%. Belterra’s 2012 third quarter performance was driven by a focus on removing non-value added expenses from the business.

Boomtown New Orleans revenues declined $4.2 million or 13.1% year over year to $27.9 million in the 2012 third quarter, while Adjusted EBITDA declined $2.5 million or 24.8% to $7.7 million. Adjusted EBITDA margin at the property was down 432 basis points year over year to 27.6% in the 2012 third quarter. New Orleans performance was negatively impacted by Hurricane Isaac and generally difficult market conditions. Notwithstanding the hurricane impact, underlying property trends improved throughout the third quarter.

Continuing on the performance of Boomtown New Orleans, Mr. Sanfilippo added, “We are dissatisfied with the performance of Boomtown New Orleans and are in the process of implementing changes to the property’s operating strategy to drive profitable revenue growth. We are confident, through key operating changes, in our ability to improve New Orleans’ performance in the coming quarters.”

Boomtown Bossier City revenues declined $1.3 million or 6.2% year over year to $19.8 million in the 2012 third quarter, while Adjusted EBITDA decreased $0.4 million or 7.7% to $4.3 million. Adjusted EBITDA margin at the property was down 37 basis points year over year to 21.5% in the 2012 third quarter.

L’Auberge Baton Rouge revenue was $13.1 million in its inaugural month of operation, while Adjusted EBITDA was $1.5 million. Adjusted EBITDA margin was 11.4% in the 2012 third quarter.

Corporate overhead expenses declined $0.6 million or 9.6% year over year to $5.6 million in the 2012 third quarter. The reduction in 2012 third quarter corporate overhead expense was driven principally by efforts to eliminate non-value added expenses at the Company’s Las Vegas headquarters, as well as a ramp up of cost savings and property allocations related to the Company’s shared service centers supporting our properties in the Midwest and Louisiana.

Baton Rouge Opens, Development Pipeline Advances, and ACDL Investment in Place

Carlos Ruisanchez, Executive Vice President and Chief Financial Officer of Pinnacle Entertainment, commented, “We are pleased to have L’Auberge Baton Rouge now as an operating asset. The property is beautiful and should bring meaningful value to our shareholders for years to come. We remain focused on the additional growth projects in our pipeline, namely the River Downs redevelopment, River City Expansion, and the addition of guest rooms in New Orleans.

“We are excited about the prospects for the new gaming entertainment facility we plan to develop at River Downs. Our plans call for a gaming entertainment facility comprising approximately 1,600 video lottery terminals, multiple food and beverage outlets, over 1,600 parking spaces and new racing facilities. We expect the project to cost $209 million, excluding license fees, original acquisition costs and capitalized interest, and plan to open the facility in the first half of 2014.

“We continue to make progress on our expansion of River City in St. Louis. The 1,600 space parking structure is nearing completion and is expected to open by the Thanksgiving holiday weekend next month. Construction of the second phase of this expansion, a 200-room hotel and multi-purpose event center, has commenced with an expected completion date in the second half of 2013. Property management has done a great job of mitigating construction disruption during the quarter and we believe the addition of the parking garage, hotel and event center will meaningfully enhance River City’s competitive positioning and cash flow generation.”

As previously announced, in New Orleans, construction of a $20 million, 150-room hotel is expected to begin by the end of 2012 and is targeted for completion by the end of 2013. Mr. Ruisanchez added, “The New Orleans hotel addition will provide access to a broader market opportunity for this property and we expect it to yield a return in excess of our baseline financial hurdle rates.”

ACDL continues to make significant progress with Phase 1A of the MGM Grand Ho Tram project in Vietnam and the property remains on track to open by the end of first quarter 2013. As previously announced, in August the company entered into an agreement to invest $15.6 million in ACDL as part of its $60 million convertible preferred total capital raise. As a result of this commitment, Pinnacle Entertainment maintained its 26% ownership in ACDL. To date, ACDL has received approximately $54 million of the $60 million total capital raise, inclusive of $14 million contributed to ACDL by Pinnacle Entertainment. The balance is expected to close and be funded in the 2012 fourth quarter.

Liquidity and Capital Expenditures

At September 30, 2012 the Company had approximately $144.4 million in cash and cash equivalents, with an estimated $70.0 million of which to be used in day-to-day operations. As of the end of the 2012 third quarter, the Company’s $410 million revolving credit facility was undrawn and approximately $8.8 million of letters of credit were outstanding.

Capital expenditures totaled approximately $102.8 million during the 2012 third quarter, including $81.2 million related to L’Auberge Baton Rouge and $9.8 million for the River City expansion. Through September 30, 2012, the Company has incurred approximately $351.1 million of the $368 million budget for L’Auberge Baton Rouge, excluding land costs and capitalized interest, and $23 million of the $82 million budget for the River City expansion.

Interest Expense

Gross interest expense before capitalized interest was $29.2 million in the 2012 third quarter versus $27.1 million in the prior year period. Capitalized interest in the 2012 third quarter was $6.0 million versus $2.9 million in the prior year period. Other non-operating income was $0.3 million in the 2012 third quarter and $0.1 million in the prior year period. The increase in capitalized interest in the 2012 third quarter is attributable to additional investment in L’Auberge Baton Rouge and the River City expansion, as well as the Company’s investment in ACDL. The Company ceased capitalizing interest expense on L’Auberge Baton Rouge in September 2012.

Discontinued Operations

Discontinued operations consist of the Company’s Atlantic City, New Jersey land and Reno excess land; its former Boomtown Reno operations; its former President Riverboat Casino in St. Louis, Missouri; its former Casino Magic Argentina operations; its former Casino Magic Biloxi, Mississippi operations; and its former Bahamian operations. For the three months ended September 30, 2012, the Company recorded a loss of $7.1 million, net of income taxes, related to its discontinued operations.

Investor Conference Call

Pinnacle Entertainment will hold a conference call for investors today, Wednesday, October 24, 2012, at 10:00 a.m. Eastern Time (7:00 a.m. Pacific Time) to discuss its 2012 third quarter financial and operating results. Investors may listen to the call by dialing (706) 679-7241. The code to access the conference call is 36945777. Investors may also listen to the conference call live over the Internet at www.pnkinc.com.

A replay of the conference call will be available shortly after the conclusion of the call through November 7, 2012 by dialing (404) 537-3406. The code to access the replay is 36945777. The conference call will also be available for replay at www.pnkinc.com.

(1) Non-GAAP Financial Measures

Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDA margin, Adjusted net income (loss), and Adjusted income (loss) per share are non-GAAP measurements. The Company defines Consolidated Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, minority interest and discontinued operations. The Company defines Adjusted net income (loss) as net income (loss) before pre-opening and development expenses, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, minority interest and discontinued operations. The Company defines Adjusted income (loss) per share as Adjusted net income (loss) divided by the weighted-average number of shares of the Company’s common stock outstanding. The Company defines Consolidated Adjusted EBITDA margin as Consolidated Adjusted EBITDA divided by revenues on a consolidated basis. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historical activity.

The Company uses Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin as relevant and useful measures to compare operating results between accounting periods. The presentation of Consolidated Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of its business and is especially relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management eliminates the results from discontinued operations as they are discontinued. Management also reviews pre-opening and development expenses separately, as such expenses are also included in total project costs when assessing budgets and project returns, and because such costs relate to anticipated future revenues and income. Management believes some investors consider Consolidated Adjusted EBITDA to be a useful measure in determining a company’s ability to service or incur indebtedness, service debt, and fund capital expenditures, acquisitions and operations and for estimating a company’s underlying cash flows from operations before capital costs, taxes and capital expenditures. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value of companies within our industry. Consolidated Adjusted EBITDA also approximates the measures used in the debt covenants within the Company’s debt agreements. Consolidated Adjusted EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using other comparative measures to assist in the evaluation of operating performance.

Adjusted net income (loss) is presented solely as supplemental disclosure, as this is one method that management reviews and uses to analyze the performance of its core operating business. For many of the same reasons mentioned above relating to Consolidated Adjusted EBITDA, management believes Adjusted net income (loss) and Adjusted income (loss) per share are useful analytic tools as they enable management to track the performance of its core casino operating business separate and apart from factors that do not impact decisions affecting its operating casino properties, such as impairments of intangible assets or costs associated with the Company’s development activities. Management believes Adjusted net income (loss) and Adjusted income (loss) per share are useful to investors since these adjustments provide a measure of performance that more closely resembles widely used measures of performance and valuation in the gaming industry. Adjusted net income (loss) and Adjusted income (loss) per share do not include the costs of the Company’s development activities, certain asset sale gains, or the costs of its refinancing activities, but the Company compensates for these limitations by using other comparative measures to assist in evaluating the performance of its business.

EBITDA measures, such as Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin, Adjusted net income (loss) and Adjusted income (loss) per share are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” tables for a reconciliation of Consolidated Adjusted EBITDA to Income (loss) from continuing operations, a reconciliation of GAAP net income to Adjusted net income (loss), a reconciliation of GAAP income (loss) per share to Adjusted income (loss) per share and a reconciliation of Consolidated Adjusted EBITDA margin to Income (loss) from continuing operations margin.

(2) Definition of Adjusted EBITDA and Adjusted EBITDA Margin for Operating Segments

The Company defines Adjusted EBITDA for each operating segment as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, gain (loss) on sale of discontinued operations, and discontinued operations. The Company defines Adjusted EBITDA margin for each operating segment as Adjusted EBITDA divided by revenues for such segment. The Company uses Adjusted EBITDA and Adjusted EBITDA margin to compare operating results among its properties and between accounting periods.

About Pinnacle Entertainment

Pinnacle Entertainment, Inc. owns and operates seven casinos, located in Louisiana, Missouri, and Indiana, and a racetrack in Ohio. In addition, Pinnacle is redeveloping River Downs in Cincinnati, Ohio into a gaming entertainment facility and holds a 26% ownership stake in Asian Coast Development (Canada) Ltd. (ACDL), an international development and real estate company currently developing Vietnam’s first large-scale integrated resort on the Ho Tram Strip.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the Company’s future operating performance; future growth; ability to implement strategies to improve revenues and operating margins at the Company’s properties; the Company’s share repurchase authorization and timing and ability to repurchase shares of the Company’s common stock under a share repurchase program; ability to successfully implement marketing programs to increase revenue at the Company’s properties; continued operating performance at the Company’s L’Auberge Lake Charles and St. Louis properties; the Company’s ability to achieve the expected financial objectives and returns of its L’Auberge Baton Rouge property; the Company’s ability to improve operations and performance at Boomtown New Orleans; the budgets, completion and opening schedules of the Company’s various projects, including the Boomtown New Orleans hotel project, the River City expansion project, and River Downs project; the facilities, features and amenities of the River Downs project; the anticipated capital expenditures for the fourth quarter of 2012 and for 2013; the possibility for video lottery terminals becoming operational at Ohio racetracks; the ability of the Company to sell or otherwise dispose of discontinued operations; the ability of the Company to enter into an agreement to sell the Company’s Atlantic City land holdings; the projected opening date for MGM Grand Ho Tram, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) the Company’s business may be sensitive to reductions in consumers’ discretionary spending as a result of downtowns in the economy; (b) the global financial crisis may have an impact on the Company’s business and financial condition in ways that the Company currently cannot accurately predict; (c) significant competition in the gaming industry in all of the Company’s markets could adversely affect the Company’s profitability; (d) many factors, including the escalation of construction costs beyond increments anticipated in its construction budgets and unexpected construction delays, could prevent the Company from completing its various projects within the budgets and on time, including the Boomtown New Orleans hotel project, the River City expansion project and the River Downs project; (e) video lottery terminals may not become operational at Ohio’s racetracks; (f) the terms of the Company’s credit facility and the indentures governing its senior and subordinated indebtedness impose operating and financial restrictions on the Company; (g) the Company faces many risks associated with its investment in ACDL, which is developing a complex of integrated resorts in Vietnam, such as ACDL’s ability to raise capital to complete the first phase of first integrated resort and to fund the development of subsequent phases of the planned resort complex, among other risks; (h) many factors, including the escalation of construction costs beyond increments anticipated in construction budgets, could prevent ACDL from completing its Ho Tram development project within budget and on time and as required by the conditions of its certificate in Vietnam; (i) ACDL will have to obtain all necessary approvals for completing the Ho Tram development project, including gaming and regulatory approvals, some of which are beyond its control; (j) fluctuations in the trading volume and market price of shares of the Company’s common stock, general business and market conditions and management’s determination of alternative needs and uses of the Company’s cash resources may affect the Company’s share repurchase program; (k) the Company may experience delays in entering into an agreement to sell the Company’s Atlantic City land holdings due to circumstances beyond its control or an agreement may not be entered into at all; and (l) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

Belterra, Boomtown, Casino Magic, Heartland Poker Tour, L’Auberge Lake Charles, L’Auberge Baton Rouge, Lumière Place, River City, and River Downs are registered trademarks of Pinnacle Entertainment, Inc. All rights reserved.

Investor Relations	Media Relations
Vincent J. Zahn, CFA	Kerry Andersen
Vice President, Finance and Investor Relations	Director, Public Relations
702/541-7777 or investors@pnkmail.com	337/395-7631 or kandersen@pnkmail.com

- financial tables follow -

Pinnacle Entertainment, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data, unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2012	2011	2012	2011
Revenues:
Gaming	$262,353	$254,548	$777,951	$755,580
Food and beverage	19,960	18,665	55,874	53,027
Lodging	10,819	11,505	30,391	29,165
Retail, entertainment and other	11,052	11,135	31,263	27,641

	304,184	295,853	895,479	865,413

Expenses and other costs:
Gaming	141,778	142,612	422,298	428,499
Food and beverage	20,284	18,423	55,492	53,042
Lodging	6,373	5,534	17,035	15,864
Retail, entertainment and other	6,613	6,802	17,660	16,601
General and administrative	56,879	55,445	168,208	166,878
Depreciation and amortization	27,562	25,770	80,009	77,886
Pre-opening and development costs	11,546	2,465	18,516	7,174
Write-downs, reserves and recoveries, net	103	1,310	899	7,930

	271,138	258,361	780,117	773,874

Operating income	33,046	37,492	115,362	91,539
Interest expense, net	(22,960)	(24,034)	(67,363)	(75,711)
Loss on early extinguishment of debt	—	(183)	(20,718)	(183)
Loss from equity method investment	(1,367)	(544)	(4,206)	(544)

Income from continuing operations before income taxes	8,719	12,731	23,075	15,101
Income tax expense	(1,962)	(952)	(3,701)	(2,594)

Income from continuing operations	6,757	11,779	19,374	12,507
Loss from discontinued operations, net of income taxes	(7,115)	(12,569)	(8,783)	(40,014)

Net income (loss)	$(358)	$(790)	$10,591	$(27,507)

Net income (loss) per common share—basic
Income from continuing operations	$0.11	$0.19	$0.31	$0.20
Loss from discontinued operations, net of income taxes	$(0.12)	$(0.20)	$(0.14)	$(0.65)

Net income (loss) per common share—basic	$(0.01)	$(0.01)	$0.17	$(0.45)

Net Income (loss) per common share—diluted
Income from continuing operations	$0.10	$0.19	$0.31	$0.20
Loss from discontinued operations, net of income taxes	$(0.11)	$(0.20)	$(0.14)	$(0.65)

Net income (loss) per common share—diluted	$(0.01)	$(0.01)	$0.17	$(0.45)

Number of shares—basic	61,560	62,059	62,095	61,940
Number of shares—diluted	62,027	62,564	62,498	62,453

Pinnacle Entertainment, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited) September 30, 2012	December 31, 2011
Assets
Cash and cash equivalents	$144,431	$78,597
Other assets, including restricted cash	318,462	283,122
Land, buildings, riverboats and equipment, net	1,683,693	1,515,029
Assets of discontinued operations held for sale	38,608	73,871

Total assets	$2,185,194	$1,950,619

Liabilities and Stockholders’ Equity
Liabilities, other than long-term debt	$231,158	$200,889
Long-term debt, including current portion	1,441,017	1,223,985
Liabilities of discontinued operations held for sale	68	2,923
Deferred income taxes	3,430	3,430

Total liabilities	1,675,673	1,431,227

Stockholders’ equity	509,521	519,392

Total liabilities and stockholders’ equity	$2,185,194	$1,950,619

Pinnacle Entertainment, Inc.

Supplemental Information

Property Revenues and Adjusted EBITDA,

Reconciliation of Consolidated Adjusted EBITDA to Income from Continuing Operations,

and Reconciliation of Consolidated Adjusted EBITDA Margin

to Income from Continuing Operations Margin

(In thousands, unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2012	2011	2012	2011
Revenues
L’Auberge Lake Charles	$99,538	$98,175	$297,308	$283,103
St. Louis (a)	98,521	98,406	299,245	288,461
Boomtown New Orleans	27,948	32,144	92,565	102,518
Belterra Casino Resort	41,550	42,056	120,370	117,338
Boomtown Bossier City	19,815	21,114	62,779	65,434
L’Auberge Baton Rouge	13,061	—	13,061	—
River Downs	3,533	3,927	9,873	8,460
Other	218	31	278	99

Total Revenues	$304,184	$295,853	$895,479	$865,413

Adjusted EBITDA (Loss) (c)
L’Auberge Lake Charles	$31,538	$29,672	$91,612	$79,520
St. Louis (a)	25,537	22,343	76,315	63,296
Boomtown New Orleans	7,708	10,254	28,701	34,227
Belterra Casino Resort	9,884	8,675	26,349	21,938
Boomtown Bossier City	4,268	4,626	14,812	14,638
L’Auberge Baton Rouge	1,488	—	1,488	—
River Downs(b)	(512)	(746)	(1,274)	(1,696)
Other	(217)	—	(217)	—

	79,694	74,824	237,786	211,923
Corporate expenses	(5,578)	(6,168)	(15,939)	(22,031)

Consolidated Adjusted EBITDA (c)	$74,116	$68,656	$221,847	$189,892
Reconciliation to Income from Continuing Operations
Consolidated Adjusted EBITDA	$74,116	$68,656	$221,847	$189,892
Pre-opening and development costs	(11,546)	(2,465)	(18,516)	(7,174)
Non-cash share-based compensation	(1,859)	(1,619)	(7,061)	(5,363)
Write-downs, reserves and recoveries, net	(103)	(1,310)	(899)	(7,930)
Depreciation and amortization	(27,562)	(25,770)	(80,009)	(77,886)
Loss on equity method investment	(1,367)	(544)	(4,206)	(544)
Interest expense, net	(22,960)	(24,034)	(67,363)	(75,711)
Loss on early extinguishment of debt	—	(183)	(20,718)	(183)
Income tax expense	(1,962)	(952)	(3,701)	(2,594)

Income from continuing operations	$6,757	$11,779	$19,374	$12,507

Consolidated Adjusted EBITDA margin (c)	24.4%	23.2%	24.8%	21.9%
Income from continuing operations margin	2.2%	4.0%	2.2%	1.4%

(a)	St. Louis includes operating results at Lumière Place, Four Seasons Hotel & Spa, and River City Casino.
(b)	River Downs was acquired on January 28, 2011.
(c)	See discussion of Non-GAAP Financial Measures above for a detailed description of Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin.

Pinnacle Entertainment, Inc.

Supplemental Information

Loss from Discontinued Operations, Net of Income Taxes

(In thousands, unaudited)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2012	2011	2012	2011
Boomtown Reno Hotel & Casino	$(290)	$(11,482)	$(1,820)	$(13,215)
Atlantic City	(7,042)	(1,429)	(7,141)	(26,818)
Other	(14)	153	(201)	(187)
Income tax benefit	231	189	379	206

Loss from discontinued operations, net of income taxes	$(7,115)	$(12,569)	$(8,783)	$(40,014)

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliations of GAAP Net Income (Loss) to Adjusted Net Income

and GAAP Net Income (Loss) Per Share to Adjusted Income Per Share

(In thousands, except per share amounts, unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2012	2011	2012	2011
GAAP net income (loss)	$(358)	$(790)	$10,591	$(27,507)
Pre-opening and development costs	11,546	2,465	18,516	7,174
Write-downs, reserves and recoveries, net	103	1,310	899	7,930
Loss on early extinguishment of debt	—	183	20,718	183
Adjustment for income taxes	639	(59)	(607)	(234)
Loss from discontinued operations, net of income taxes	7,115	12,569	8,783	40,014

Adjusted net income (a)	$19,045	$15,678	$58,900	$27,560

GAAP net income (loss) per share	$(0.01)	$(0.01)	$0.17	$(0.45)
Pre-opening and development costs	0.19	0.04	0.30	0.11
Write-downs, reserves and recoveries, net	0.00	0.02	0.01	0.13
Loss on early extinguishment of debt	—	0.00	0.33	0.00
Adjustment for income taxes	0.01	(0.00)	(0.01)	(0.00)
Loss from discontinued operations, net of income taxes	0.11	0.20	0.14	0.65

Adjusted income per share (a)	$0.30	$0.25	$0.94	$0.44

Number of shares – diluted	62,027	62,564	62,498	62,452

(a)	See discussion of Non-GAAP Financial Measures above for detailed descriptions of Adjusted net income and Adjusted income per share.

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